EXHIBIT 99.1

JOINT FILING AGREEMENT

The undersigned agree that this Schedule 13D, and any amendments hereto, relating to the ordinary shares, $0.0001 par value per share, of Dragon Victory International Limited. shall be filed on behalf of the undersigned.

September 24, 2018

Honesty Heart Ltd*

By:	/s/ Yu Han
Name:	Yu Han
Title:	Sole Director

/s/ Yu Han
Yu Han*